                                                Registration No. 333-[_________]

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         AMERICAN TECHNOLOGY CORPORATION
             (Exact name of Registrant as specified in its charter)


            Delaware                                     87-0361799
            --------                                     ----------
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                    Identification Number)

                         13114 Evening Creek Drive South
                           San Diego, California 92128
                                 (858) 679-2114
   (Address,       including zip code, and telephone number, including area
                   code, of Registrant's principal executive offices)

                               ------------------

                                 James M. Irish
                             Chief Executive Officer
                         AMERICAN TECHNOLOGY CORPORATION
                         13114 Evening Creek Drive South
                           San Diego, California 92128
                                 (858) 679-2114
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:

                              John D. Tishler, Esq.
                             Stephen R. LaSala, Esq.
                    Procopio, Cory, Hargreaves & Savitch LLP
                            530 B Street, Suite 2100
                               San Diego, CA 92101
                                 (619) 238-1900

                               ------------------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. |X|

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------


                         CALCULATION OF REGISTRATION FEE

---------------------------- --------------- -------------------------- ---------------------- ---------------------
                                                 Proposed Maximum         Proposed Maximum
    Title of Securities       Amount to be        Offering Price              Aggregate             Amount of
     to be Registered          Registered          per Share (1)         Offering Price (1)      Registration Fee
---------------------------- --------------- -------------------------- ---------------------- ---------------------
Common Stock,                  2,272,727                        $6.095         $13,852,271.06             $1,120.65
$.00001 par value
---------------------------- --------------- -------------------------- ---------------------- ---------------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of American Technology Corporation's common stock on July 28, 2003 as reported on the Nasdaq SmallCap Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

------------------
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED AUGUST 4, 2003

PROSPECTUS

                                2,272,727 SHARES

                         AMERICAN TECHNOLOGY CORPORATION

                                  COMMON STOCK


         We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ATCO." The closing sale price of our common stock, as reported on the Nasdaq SmallCap Market on July 28, 2003, was $6.16 per share.

         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

         Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is [________], 2003.

                                   THE COMPANY

         We are a consumer electronics company that develops and markets proprietary sound reproduction products, components and technologies. Our primary marketing focus is on providing sound reproduction products and components to customers and licensing our technologies for customer applications. Our primary sound technologies are:


         o    HSS(R), HyperSonic(R) Sound Technology

         o    LRAD(TM)and HIDA(TM)

         o    NeoPlanar(TM) Technology

         o    PureBass(TM), Woofer Technology

      HyperSonic Sound (HSS) technology is a new method of sound reproduction. Sound is generated in an air column using ultrasonic frequencies, those above the normal range of hearing. Our proprietary electronic process generates an ultrasonic beam to interact in mid-air producing wide spectrum audio along the beam. The sound beam has a very high degree of directionality and maintains sound volume over longer distances than traditional methods of sound reproduction. We believe HyperSonic Sound has unique features useful in new sound applications. We are currently shipping production HSS units to customers worldwide for evaluation in markets including retailing, point-of-purchase displays, museums, trade show booths, law enforcement, television, expositions, transportation, government and military.

      Our Long Range Acoustic Device (LRAD) technology is based in part on our HSS technology but is subject to additional pending patents and distinct marketing efforts. LRAD employs proprietary techniques to produce variable intensity directional acoustical sound intended for use primarily in long-range delivery of directional sound information, effectively a supercharged megaphone. LRAD is employed as a long-range hailing and warning system with minimal distraction to others not in the directed beam. One version of this technology, our High Intensity Directional Acoustics (HIDA) technology, has potential application as a scaleable nonlethal weapon. Our high intensity directional technology has been developed in part from sponsored research and development fees obtained from Bath Iron Works, a General Dynamics company. LRAD and HIDA technology-based devices have been successfully demonstrated to various military, government and commercial parties and commercial deliveries of LRAD products commenced in May 2003.

      NeoPlanar technology is a thin film magnetic speaker that can be produced as thin as 1/8". We believe the novel films and magnetic materials employed results in superior sound quality, reduced distortion and greater sound volume for a given size than traditional planar (flat or thin) magnetic speaker devices. Our NeoPlanar speaker technology is targeted at the automotive, multimedia, home, professional and marine speaker markets. We have licensed this technology on a nonexclusive basis to Harman International Industries Incorporated for the automotive market and have produced and sold NeoPlanar speaker components for installation in outside entertainment, luxury yacht and military ship applications.

      Our PureBass extended range woofer was designed to complement our high performance NeoPlanar technology as well as other loudspeakers including those used in professional and consumer applications. PureBass employs unique cabinet construction and vent configurations along with multiple acoustic filters, which we believe produces improved performance. We believe PureBass minimizes distortion, provides high output for its size, and results in lower system costs when compared to conventional woofer systems. It provides a high frequency interface with upper range satellite speaker systems. We are marketing this technology as a complement to our NeoPlanar and other flat speaker technologies.

       Our objective is to be a leader in developing, marketing and licensing innovative sound reproduction products and components which address large and expanding domestic and international consumer, commercial electronics and military markets. We seek to have our sound products become important alternatives to conventional loudspeakers in target market segments and to open new sound applications in market segments not currently served by conventional sound devices. We believe it is becoming increasingly difficult for manufacturers to differentiate their sound reproduction products to offer consumers new choices. We also believe the rapid emergence of flat panel computer and television monitors and the large computer multimedia market provide growing opportunities for our products.

       We have 33 employees including an innovative engineering and development team of 15 persons. Each of our four sound technologies is the subject of issued or pending patents and as of the date of this prospectus we had 28 U.S. patents issued with 27 pending U.S. patents and others in various stages of preparation or filing. We also have multiple foreign patents issued or pending. We invest significant resources in our intellectual property and consider it to be a significant asset of our company. We have also developed and own other technologies in various stages of development. Our strategy is to focus on exploiting our sound reproduction technologies and to license or sell other technologies incubated by our development team.

      The number of shares included in this prospectus is approximately 12.1% of our common shares outstanding on July 28, 2003. The number of common shares outstanding does not include 454,547 shares included in this prospectus that are issuable only upon the exercise of stock purchase warrants.

      Our shares trade through the Nasdaq SmallCap Market under the symbol "ATCO." Our address is 13114 Evening Creek Drive South, San Diego, California, and our telephone number is 858-679-2114. Our Internet site is located at www.atcsd.com. The information found on our Web site is not part of this prospectus.


                                  RISK FACTORS

      An investment in our shares as offered in this prospectus involves a high degree of risk. The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will periodically update and supersede this information. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus as well as any other documents incorporated by reference into this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

We have a history of net losses. We expect to continue to incur net losses and we may not achieve or maintain profitability. Our independent auditors have raised substantial doubt about our ability to continue as a going concern.

       We have incurred significant operating losses and anticipate continued losses in fiscal 2003. At March 31, 2003, we had an accumulated deficit of $31,725,995. Due to our net losses and our prior need for additional capital to sustain operations, our independent auditors noted in their November 19, 2002 report on our annual financial statements for the fiscal year ended September 30, 2002 a substantial doubt about our ability to continue as a going concern. We need to generate additional revenue to be profitable in future periods. Failure to achieve profitability, or maintain profitability if achieved, may cause our stock price to decline.

We are an early stage company introducing new products and technologies. If commercially successful products do not result from our efforts, we may be unprofitable or forced to cease operations.

       Our HSS, NeoPlanar, PureBass and LRAD/HIDA technologies have only recently been introduced to market and are still being improved. Commercially viable sound technology systems may not be successfully and timely produced by original equipment manufacturers (OEMs) due to the inherent risks of technology development, new product introduction, limitations on financing, manufacturing problems, competition, obsolescence, loss of key technical personnel and other factors. Our revenues from our sound technology have been limited to date, and we cannot guarantee significant revenues in the future. The development and introduction of our sound technology has taken longer than anticipated by management and could be subject to additional delays. We have also experienced manufacturing quality control problems with some of our initial commercial HSS units, and we may not be able to resolve future manufacturing problems in a timely and cost effective manner. Products employing our sound technology may not achieve market acceptance. Our various sound projects are high risk in nature, and unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or result in a determination that further exploitation is unfeasible. If we do not successfully exploit our technology, our financial condition and results of operations and business prospects would be adversely affected.

Portable consumer products were the primary source of our historical revenues. You cannot rely on period-to-period comparisons of our results of operations as an indication of future performance.

       We derived most of our historical revenues from the sale of portable consumer electronics products. We expect future revenues will primarily be generated from our proprietary sound reproduction and other electronic technologies, but there can be no assurance we will achieve substantial revenues from these technologies. If we do not achieve substantial revenues from these technologies, you may not be able to rely on period-to-period comparisons of our results of operations as an indication of future performance.



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

We do not have the ability to predict future operating results. Our quarterly and annual revenues will likely be subject to fluctuations caused by many factors, any of which could result in our failure to achieve our revenue expectations.

     Our historical revenues derived almost exclusively from portable consumer products, and we expect a majority of future revenues to be generated from our sound reproduction technologies. Revenues from our sound reproduction technologies are expected to vary significantly due to a number of factors. Many of these factors are beyond our control. Any one or more of the factors listed below or other factors could cause us to fail to achieve our revenue expectations. These factors include:

     o our ability to develop and license our sound reproduction technologies or our ability to supply components to customers, distributors or OEMs;

     o market acceptance of and changes in demand for products of our customers;

     o gains or losses of significant customers, distributors or strategic relationships;

     o    unpredictable volume and timing of customer orders;

     o the availability, pricing and timeliness of delivery of components for our products and OEM products;

     o fluctuations in the availability of manufacturing capacity or manufacturing yields and related manufacturing costs;

     o the timing of new technological advances, product announcements or introductions by us, by our licensees and by our competitors;

     o product obsolescence and the management of product transitions and inventory;

     o production delays by customers, distributors, OEMs or by us or our suppliers;

     o    seasonal fluctuations in sales;

     o the conditions of other industries, such as military and commercial industries, into which our technologies may be licensed;

     o general consumer electronics industry conditions, including changes in demand and associated effects on inventory and inventory practices; and

     o general economic conditions that could affect the timing of customer orders and capital spending and result in order cancellations or rescheduling.

     Some or all of these factors could adversely affect demand for OEM products incorporating our sound reproduction technologies, and therefore adversely affect our future operating results.

     Most of our operating expenses are relatively fixed in the short term. We may be unable to rapidly adjust spending to compensate for any unexpected sales or license revenue shortfalls, which could harm our quarterly operating results. We do not have the ability to predict future operating results with any certainty.

Our expenses may vary from period to period, which could affect quarterly results and our stock price.

     If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations would be adversely affected and we may incur larger losses than anticipated for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

     o    the timing and extent of our research and development efforts;

     o the extent of marketing and sales efforts to promote our products and technologies; and

     o    the timing of personnel and consultant hiring.

Sound reproduction markets are subject to rapid technological change, so our success will depend on our ability to develop and introduce new technologies.

       Technology and standards in the sound reproduction markets evolve rapidly, making timely and cost-effective product innovation essential to success in the marketplace. The introduction of products with improved technologies or features may render our technologies obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our technologies do not perform well, our business and financial condition will be adversely affected. The life cycles of our technologies are difficult to estimate, particularly those such as HSS and LRAD/HIDA for which there are no established markets. As a result, our technologies, even if successful, may become obsolete before we recoup our investment.

Our HSS technology is subject to government regulation, which could lead to unanticipated expense or litigation.

       Our HyperSonic Sound technology emits ultrasonic vibrations, and as such is regulated by the Food and Drug Administration. In the event of certain unanticipated defects in an HSS product, a customer or we may be required to comply with FDA requirements to remedy the defect and/or notify consumers of the problem. This could lead to unanticipated expense, and possible product liability litigation against a customer or us. Any regulatory impediment to full commercialization of our HSS technology, or any of our other technologies, could adversely affect our results of operations. For a further discussion of the regulation of our HSS technology, see Part I, Item 1 of our Annual Report on Form 10-K, under the heading "Government Regulation."

We may not be successful in obtaining the necessary licenses required for us to sell some of our products abroad.

       Licenses for the export of certain of our products may be required from government agencies in accordance with various statutory authorities, including the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976. We may not be able to obtain the necessary licenses in order to conduct business abroad. In the case of certain sales of defense equipment and services to foreign governments, the U.S. Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale. Failure to receive required licenses or authorization would hinder our ability to sell our products outside the United States.

Many potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete.

       Technological competition from other and longer established electronic and loudspeaker manufacturers is significant and expected to increase. Most of the companies with which we expect to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. In addition, one or more of our competitors may have developed or may succeed in developing technologies and products that are more effective than any of ours, rendering our technology and products obsolete or noncompetitive.

Commercialization of our sound technologies depends on collaborations with other companies. If we are not able to maintain or find collaborators and strategic alliance relationships in the future, we may not be able to develop our sound technologies and products.

       As we do not have the production, marketing and selling resources to commercialize our products on our own, our strategy is to establish business relationships with leading participants in various segments of the electronics and sound reproduction markets to assist us in producing, marketing and selling products that include our sound technologies.

       Our success will therefore depend on our ability to maintain or enter into new strategic arrangements with partners on commercially reasonable terms. If we fail to enter into such strategic arrangements with third parties, our financial condition, results of operations, cash flows and business prospects will be adversely affected. Any future relationships may require us to share control over our development, manufacturing and marketing programs or to relinquish rights to certain versions of our sound and other technologies.

We are dependent on outside suppliers and manufacturers. Our relationships with two key manufacturers have recently terminated, and our new manufacturer has not yet produced our products in quantity. Disruptions in supply could adversely affect us.

       We recently terminated our manufacturing relationship with HST, Inc., formerly our sub-contract manufacturer of our HSS and NeoPlanar products. In addition, Amtec Manufacturing, the sole manufacturer of our PureBass subwoofer units, recently went out of business. We have contracted with Magnotek Manufacturing to manufacture all three of these products, but Magnotek has not yet commenced large scale production of our products. Magnotek's production start-up requirements may cause longer lead times, particularly for larger orders, which could have a negative impact on our ability to introduce these technologies in volume. The agreement with Magnotek is non-exclusive and either party may terminate the agreement on 90 days advance notice. Any loss or disruption of supply could reduce future revenues, adversely affecting financial condition and results of operations.

Any inability to adequately protect our proprietary technologies could harm our competitive position.

       We are heavily dependent on patent protection to secure the economic value of our technologies. We have both issued and pending patents on our sound reproduction technologies and we are considering additional patent applications. Patents may not be issued for some or all of our pending applications. Claims allowed from existing or pending patents may not be of sufficient scope or strength to protect the economic value of our technologies. Issued patents may be challenged or invalidated. Further, we may not receive patents in all countries where our products can be sold or licensed. Our competitors may also be able to design around our patents. The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is currently no pending litigation against us that questions our intellectual property rights. Third parties may charge that our technologies or products infringe their patents or proprietary rights. Problems with patents or other rights could potentially increase the cost of our products, or delay or preclude our new product development and commercialization. If infringement claims against us are deemed valid, we may be forced to obtain licenses, which might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions, or to defend against infringement claims. A successful challenge to our sound technology could have a negative effect on our business prospects.

If our key employees do not continue to work for us, our business will be harmed because competition for replacements is intense.

       Our performance is substantially dependent on the performance of our executive officers and key technical employees, including Elwood G. Norris, our Chairman, and James M. Irish, our CEO. We are dependent on our ability to retain and motivate high quality personnel, especially highly skilled technical personnel. Our future success and growth also depend on our continuing ability to identify, hire, train and retain other highly qualified technical, managerial and sales personnel. Competition for such personnel is intense, and we may not be able to attract, assimilate or retain other highly qualified technical, managerial or sales personnel in the future. The inability to attract and retain the necessary technical, managerial or sales personnel could cause our business, operating results or financial condition to suffer.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

       We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may determine the terms of future preferred stock without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

Our Series D and Series E Preferred Stock financings may result in dilution to our common stockholders. The holders of Series D and Series E Preferred Stock will receive more common shares on conversion if the market price of our common stock declines.

       Dilution of the per share value of our common shares could result from the conversion of the outstanding Series D and Series E Preferred Stock. In May 2002, we issued a total of 235,400 shares of our Series D Preferred Stock 185,400 of these shares have been converted into 695,266 common shares, and 50,000 shares of Series D Preferred Stock remain outstanding as of July 28, 2003. In March 2003, we issued 343,250 shares of Series E Preferred Stock. 5,000 of these shares have been converted into 15,679 common shares and 338,250 shares of Series E Preferred Stock remain outstanding as of July 28, 2003.

       The holders of our outstanding shares of Series D Preferred Stock may convert these shares into shares of our common stock at a conversion price equal to the lower of $4.50 or 90% of volume-weighted average price of our common stock for the five trading days prior to conversion. The conversion rate cannot however be lower than lower than $2.00. The $2.00 floor price may however be adjusted downward if we sell securities for less than an effective price of $2.00 per share. As of July 28, 2003, the outstanding 50,000 shares of Series D Preferred Stock are convertible into an aggregate of 119,369 common shares. In addition, the Series D Preferred Stock purchasers received warrants to purchase
2.2 common shares for each share of Series D Preferred Stock purchased. The exercise price of the warrants was initially $4.50 per share, but was reduced to $3.01 per share as a result of anti-dilution provisions in the warrants. The exercise price will be subject to further reduction if we sell securities for less than an effective price of $3.01 per share.

       The holders of our outstanding shares of Series E Preferred Stock may convert these shares into shares of our common stock at a conversion price equal to the lower of $3.25 or 90% of volume-weighted average price of our common stock for the five trading days prior to conversion. The conversion rate cannot however be lower than $3.25 before September 30, 2003, or lower than $2.00 after such date. As of July 28, 2003, the 338,250 outstanding shares of Series E Preferred Stock are convertible into an aggregate of 1,066,785 common shares. In addition, the Series E Preferred Stock purchasers received warrants to purchase
1.5 common shares for each share of Series E Preferred Stock purchased at an exercise price of $3.25 per share.

      Holders of our common stock could experience substantial dilution from the conversion of the Series D and Series E Preferred Stock and exercise of the related warrants. As a result of the floating conversion price, the holders of Series D and Series E Preferred Stock will receive more common shares on conversion if the price of our common shares declines. To the extent that the Series D or Series E stockholders convert and then sell their common shares, the common stock price may decrease due to the additional shares in the market. This could allow the Series D or Series E stockholders to receive greater amounts of common stock, the sales of which would further depress the stock price. Furthermore, the significant downward pressure on the trading price of our common stock as Series D and Series E Preferred Stock and related warrant holders convert or exercise these securities and sell the common shares received could encourage short sales by the holders of Series D and Series E Preferred Stock and the related warrants, or other stockholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the Series D and Series E Preferred Stock or exercise of the related warrants could lead to a decline in the trading price of our common stock.

Our stock price is volatile and may continue to be volatile in the future.

       Our common stock trades on the Nasdaq SmallCap Market. The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

       o      our anticipated or actual operating results;

       o      developments concerning our sound reproduction technologies;

       o      technological innovations or setbacks by us or our competitors;

       o      conditions in the consumer electronics market;

       o      announcements of merger or acquisition transactions; and

       o other events or factors and general economic and market conditions.

       The stock market in recent years has experienced extreme price and volume fluctuations that have affected the market price of many technology companies, and that have often been unrelated or disproportionate to the operating performance of companies.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. An aggregate of 454,547 shares of common stock offered by this prospectus are issuable only upon the exercise of stock purchase warrants by the selling stockholders. Upon exercise of the stock purchase warrants we could receive cash proceeds of up to $3,068,193. There can be no assurance any of these warrants will be exercised by the selling stockholders, that any of the underlying shares of common stock will be sold hereunder or that we will receive any proceeds from the stock purchase warrants.

                 ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

        We entered into various purchase agreements, each dated as of July 11, 2003, with the selling stockholders, who paid us an aggregate of $10 million in gross proceeds in consideration for 1,818,180 shares of our common stock at a price of $5.50 per share. Each investor also received a warrant to purchase 25% of the number of shares of common stock purchased at an exercise price of $6.75, subject to adjustment if we sell securities in the future for less than an effective price of $6.75 per share. The warrants are exercisable until July 10, 2007, and collectively represent the right to purchase 454,547 shares of common stock. Each of the selling stockholders that purchased shares and warrants represented that it had acquired the securities for investment purposes only and with no present intention of distributing those securities, except in compliance with all applicable securities laws. In addition, each of the selling stockholders represented that it qualified as an "accredited investor" as that term is defined in Rule 501 under the Securities Act of 1933.

       We agreed to give each investor in the offering the first right to participate in any proposed sale of equity securities by us until July 11, 2004. This right does not apply to the issuance of securities upon exercise or conversion of previously outstanding securities, to the grant of options under company plans, to certain strategic transactions, or to a firm commitment underwriting that results in net proceeds to us of at least $10 million.

       We also agreed to file within thirty days after July 11, 2003, a registration statement, of which this prospectus is a part, to register the resale by the selling stockholders of the shares purchased and the shares that may be purchased under the warrants. We also agreed to use our best efforts to have the registration statement declared effective as soon as possible and in any event within ninety days after July 11, 2003. Once the registration statement is effective, we have agreed to use our best efforts to keep it effective for five years after the date the registration statement is declared effective, or the earlier date when all of the shares covered by this prospectus have been sold or may be sold without volume restrictions in accordance with Rule 144(k) under the Securities Act. If we do not comply with our registration obligations, we have agreed to pay to each selling stockholder liquidated damages of up to 0.05% of its investment amount per day that we are out of compliance with our registration obligations. We have also agree to pay liquidated damages in that amount during any time that the exercisability of the warrants is suspended.

                              SELLING STOCKHOLDERS

       We are registering for resale certain shares of our common stock.

       The following table sets forth certain information as of July 18, 2003 with respect to certain stockholders who purchased securities through purchase agreements dated as of July 11, 2003. This information is based upon information provided by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date as of which they provided this information.

       The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

       None of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

       Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any plans to dispose of those shares.

                                                                    Common
                                                                    Stock          Total                            Shares of
                                                      Common      Underlying       Common        Maximum          Common Stock
                                                      Stock         Common      Beneficially      Shares              Owned
                                                   Acquired In       Stock       Owned Before    Offered              After
            Selling Stockholder                     Offering      Warrant (1)     Offering        Hereby             Offering
            -------------------                     ---------      ---------      ---------      ---------       -----------------
                   Name                               Number         Number        Number         Number         Number       %
                   ----                             ---------      ---------      ---------      ---------       ------    -------
Special Situations Technology Fund L.P. (2)            44,637         11,159         55,796         55,796          --        --
Special Situations Technology Fund II L.P. (2)        228,091         57,023        285,114        285,114          --        --
Special Situations Cayman Fund, L.P. (2)              113,636         28,409        142,045        142,045          --        --
Special Situations Fund III, L.P. (2)                 340,908         85,227        426,135        426,135          --        --
Omicron Master Trust (3)                               45,454         11,364         56,818         56,818          --        --
Vertical Ventures Investments, LLC (4)                272,727         68,182        340,909        340,909          --        --
Langley Partners L.P. (5)                              45,454         11,364         56,818         56,818          --        --
SDS Merchant Fund L.P. (6)                            227,273         56,818        284,091        284,091          --        --
North Sound Legacy Fund LLC (7)                        14,318          3,580         17,898         17,898          --        --
North Sound Legacy Institutional Fund LLC (7)         144,773         36,193        180,966        180,966          --        --
North Sound Legacy International Ltd. (7)             159,091         39,773        198,864        198,864          --        --
BayStar Capital II, L.P. (8)                          181,818         45,455        227,273        227,273          --        --
                                                    ---------      ---------      ---------      ---------
                                                    1,818,180        454,547      2,272,727      2,272,727
                                                    =========      =========      =========      =========

(1) Warrants acquired as of July 11, 2003 in connection with purchases of common stock by the selling stockholders. The warrants have an exercise price of $6.75, subject to adjustment if we sell securities in the future for less than an effective price of $6.75 per share. The warrants are exercisable until July 10, 2007.

(2) MGP Advisors Limited Partnership, or MGP, is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc., or AWM, is the general partner of MGP and the general partner of, and investment adviser to Special Situations Cayman Fund, L.P. SST Advisers, L.L.C., or SSTA, is a general partner of, and investment advisor to, Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, and SSTA and are principally responsible for the selection, acquisition, voting and disposition of the portfolio securities by each investment adviser on behalf of its fund. Each of the foregoing entities and persons disclaims beneficial ownership of the shares and warrants held by any of Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., Special Situations Cayman Fund, L.P. and Special Situations Fund III, L.P.

(3) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, or of any other person named in this prospectus as a selling stockholder. No person or

     "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D-G) controls Omicron and Winchester

(4) Mr. Joshua Silverman may be deemed to have voting and investment control of the securities held by Vertical Ventures Investments, LLC. Mr. Silverman disclaims beneficial ownership of the securities beneficially owned by Vertical Ventures Investments, LLC.

(5) Langley Capital, LLC serves as the general partner of Langley Partners, L.P. Mr. Jeffrey Thorp is the Managing Member of Langley Capital, LLC. Each of Langley Capital, LLC and Mr. Thorp disclaim beneficial ownership of the securities beneficially owned by Langley Partners, L.P.

(6) SDS Capital Partners, LLC, of which Steve Derby is the managing member, is the general partner of SDS Merchant Fund, L.P., and has voting and investment power over the securities beneficially owned by SDS Merchant Fund, L.P. Each of SDS Capital Partners, LLC and Mr. Derby disclaim beneficial ownership of the securities beneficially owned by SDS Merchant Fund, L.P.

(7) Thomas McAuley is the managing member of North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, and North Sound Legacy International Ltd., and has voting and investment power over the securities beneficially owned by each such entity. Mr. McAuley disclaims beneficial ownership of the securities beneficially owned by such entities.

(8) BayStar Capital Management, LLC, of which Steve Derby, Lawrence Goldfarb and Steven M. Lamar are the managing members, is the general partner of BayStar Capital II, L.P., and share voting and investment power over the securities beneficially owned by BayStar Capital II, L.P. Each of BayStar Capital Management, LLC, Mr. Derby, Mr. Goldfarb and Mr. Lamar disclaim beneficial ownership of the securities beneficially owned by BayStar Capital II, L.P.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell those shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee, donee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                                  LEGAL MATTERS

      Procopio, Cory, Hargreaves & Savitch LLP will pass upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

      The annual financial statements and schedules incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference (which contains an explanatory paragraph relating to our ability to continue as a going concern), and incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting in giving said reports.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

      Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http:\\www.sec.gov."

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     o Annual Report on Form 10-K for the year ended September 30, 2002 filed with the SEC on December 23, 2002, as amended by Form 10-K/A filed with the SEC on January 28, 2003;

     o Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003;

     o Current Reports on Form 8-K filed with the SEC on October 7, 2002, October 15, 2002, March 6, 2003, May 28, 2003, June 6, 2003 and July
          17, 2003; and

     o Registration Statement on Form 10-SB, which includes a description of our common stock.

      We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

      All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                  American Technology Corporation
                  13114 Evening Creek Drive South
                  San Diego, CA 92128
                  Attn: Secretary
                  (858) 679-2114

================================================================================

      We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

                                2,272,727 SHARES

                         AMERICAN TECHNOLOGY CORPORATION

                                  COMMON STOCK


                                TABLE OF CONTENTS

                                                                           Page
The Company ...............................................................    2
Risk Factors ..............................................................    3
Use of Proceeds ...........................................................    7
Issuance of Securities to Selling Stockholders.............................    7
Selling Stockholders ......................................................    8
Plan of Distribution ......................................................   10
Legal Matters .............................................................   11
Experts ...................................................................   11
Disclosure Regarding Forward-Looking Statements ...........................   11
Where You Can Get More Information ........................................   11


                                __________, 2003


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee............................................... $  1,120.65
Legal fees and expenses............................................ $ 15,000.00
Accounting fees and expenses....................................... $  7,000.00
                                                                    -----------
      Total........................................................ $ 23,120.65
                                                                    ===========


Item 15. Indemnification of Directors and Officers.

      As permitted by Delaware law, our Certificate of Incorporation provides that the we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to our company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

Item 16. Exhibits.

     (a)  Exhibits.

        Exhibit
        No.       Description
        ---       -----------

         4.1 Securities Purchase Agreement dated July 11, 2003, incorporated by reference to Exhibit 4.1 to Form 8-K filed July 17, 2003

         4.2 Registration Rights Agreement dated July 11, 2003, incorporated by reference to Exhibit 4.2 to Form 8-K filed July 17, 2003

         4.3 Form of Common Stock Warrant dated July 11, 2003, incorporated by reference to Exhibit 4.3 to Form 8-K filed July 17, 2003

         5.1      Opinion of Procopio, Cory, Hargreaves & Savitch LLP.*

         23.1 Consent of BDO Seidman, LLP, independent certified public accountants.*

         23.2 Consent of Procopio, Cory, Hargreaves & Savitch LLP Reference is made to Exhibit 5.1.

         24.1     Power of Attorney. Reference is made to Page II-3.

                  * Filed herewith

Item 17. Undertakings.

      We hereby undertake:

            (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

            (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of American Technology Corporation pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of American Technology Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 4, 2003.

                                AMERICAN TECHNOLOGY CORPORATION

                                By: /s/ James M. Irish
                                    -----------------------------------------
                                    James M. Irish
                                    Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elwood G. Norris, James M. Irish and Renee Warden and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                                Title                                      Date
                    ---------                                -----                                      ----
         /s/ Elwood G. Norris               Chairman of the Board and Director                      August 4, 2003
------------------------------------------
                 Elwood G. Norris

         /s/ James M. Irish
------------------------------------------  Chief Executive Officer and Director (Principal         August 4, 2003
                  James M. Irish               Executive Officer)

         /s/ Renee Warden                   Chief Accounting Officer, Treasurer and                 August 4, 2003
------------------------------------------     Corporate Secretary (Principal Financial and
                   Renee Warden                Accounting Officer)

         /s/ Richard M. Wagner              Director                                                August 4, 2003
------------------------------------------
                Richard M. Wagner

         /s/ Daniel J. Carter               Director                                                August 4, 2003
------------------------------------------
                 David J. Carter

         /s/ Daniel Hunter                  Director                                                August 4, 2003
------------------------------------------
                  Daniel Hunter

                                  EXHIBIT INDEX




Exhibit
No.      Description
---      -----------

4.1 Securities Purchase Agreement dated July 11, 2003, incorporated by reference to Exhibit 4.1 to Form 8-K filed July 17, 2003

4.2 Registration Rights Agreement dated July 11, 2003, incorporated by reference to Exhibit 4.2 to Form 8-K filed July 17, 2003

4.3 Form of Common Stock Warrant dated July 11, 2003, incorporated by reference to Exhibit 4.3 to Form 8-K filed July 17, 2003

5.1      Opinion of Procopio, Cory, Hargreaves & Savitch LLP.*

23.1     Consent of BDO Seidman, LLP, independent certified public accountants.*

23.2 Consent of Procopio, Cory, Hargreaves & Savitch LLP Reference is made to Exhibit 5.1.

24.1     Power of Attorney. Reference is made to Page II-3.

         *  Filed herewith